Exhibit 99.1

Contact:	Wallace R. Cooney	For Immediate Release
	(703) 345-6470	May 5, 2020

GRAHAM HOLDINGS COMPANY REPORTS
FIRST QUARTER EARNINGS
ARLINGTON, VA – Graham Holdings Company (NYSE: GHC) today reported a net loss attributable to common shares of $33.2 million ($6.32 per share) for the first quarter of 2020, compared to income of $81.7 million ($15.26 per share) for the first quarter of 2019.
The novel coronavirus (COVID-19) pandemic and measures taken to prevent its spread, such as travel restrictions, shelter in place orders and mandatory closures, significantly impacted the Company’s first quarter 2020 results, largely from reduced demand for the Company’s products and services. This significant adverse impact is expected to continue in the second and third quarters of 2020, and through the end of 2020. The Company’s management is taking a variety of measures to reduce costs and capital expenditures. The Company cannot predict the severity or duration of the pandemic, the extent to which demand for the Company’s products and services will be adversely affected or the degree to which financial and operating results will be negatively impacted.
The results for the first quarter of 2020 and 2019 were also affected by a number of items as described in the following paragraphs. Including these items, loss before income taxes was $79.3 million for the first quarter of 2020, compared to income before income taxes of $109.3 million for the first quarter of 2019. Excluding these items, income before income taxes was $41.1 million for the first quarter of 2020, compared to $52.5 million for the first quarter of 2019. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s loss before income taxes for the first quarter of 2020:

•	$16.4 million in goodwill and intangible asset impairment charges;

•	$2.1 million in restructuring charges at the education division;

•	a $0.3 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;

•	$100.4 million in net losses on marketable equity securities;

•	non-operating losses of $6.1 million from impairments of cost method and equity method investments; and

•	$4.3 million in non-operating foreign currency gains.
Items included in the Company’s income before income taxes for the first quarter of 2019:

•	a $1.8 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;

•	$24.1 million in net gains on marketable equity securities;

•	$29.0 million gain from the sale of Gimlet Media;

•	non-operating gain, net, of $1.4 million from the write-up of cost method investments; and

•	$0.5 million in non-operating foreign currency gains.
Revenue for the first quarter of 2020 was $732.3 million, up 6% from $692.2 million in the first quarter of 2019, largely due to the acquisition of two automotive dealerships in January 2019 and the acquisition of Clyde’s Restaurant Group (CRG) in July 2019. Revenues grew at healthcare and television broadcasting, partially offset by declines in education. The Company reported operating income of $8.1 million for the first quarter of 2020, compared to $40.0 million for the first quarter of 2019. The operating income decline is largely driven by lower earnings in education and other businesses, partially offset by improvements in manufacturing and healthcare results and a decline in corporate office expenses.

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Division Results
Education
The COVID-19 pandemic adversely impacted Kaplan’s operating results in the first quarter of 2020. The impact began in February, accelerated in March, and continues to-date.
Kaplan serves a significant number of students who travel to other countries to study a second language, prepare for licensure, or pursue a higher education degree. Government-imposed travel restrictions and school closures arising from COVID-19 had a negative impact on the ability of international students to travel and attend Kaplan’s programs, particularly Kaplan International’s Language programs. In addition, most licensing bodies and administrators of standardized exams postponed or canceled scheduled examinations due to COVID-19 resulting in a significant number of students deciding to defer their studies. In these instances, Kaplan extended the life of its courses to be responsive to the changes in study needs of its students. These program modifications resulted in longer revenue recognition periods, adversely affecting the timing of revenue recognition at Kaplan’s Test Preparation and Professional education divisions. Overall, this is expected to adversely impact Kaplan's revenues and operating results for the remainder of 2020, particularly at Kaplan International Languages.
Most of Kaplan Higher Education’s (KHE) services are delivered online by staff who have historically worked both virtually and in office locations. In response to COVID-19 necessitated “stay-at-home” protocols, KHE transitioned its entire staff to virtual work arrangements. KHE did not experience a disruption in its service delivery in the first quarter of 2020, nor did Purdue Global experience program demand issues.
To help mitigate the negative revenue impact arising from the COVID-19 disruption, and to re-align its program offerings to better pursue opportunities arising from the disruption, Kaplan management is currently developing and implementing a number of initiatives across its businesses, including: employee salary and work-hour reductions; temporary furlough and other employee reductions; reduced discretionary spending; facility restructuring; reduced capital expenditures; and accelerated development and promotion of various online programs and solutions.
Education division revenue totaled $356.4 million for the first quarter of 2020, down 4% from $372.5 million for the same period of 2019. Kaplan reported operating income of $4.7 million for the first quarter of 2020, compared to $25.6 million for the first quarter of 2019.
A summary of Kaplan’s operating results is as follows:

	Three Months Ended
	March 31
(in thousands)	2020	2019	% Change
Revenue
Kaplan international	$199,615	$185,756	7
Higher education	73,537	82,780	(11)
Test preparation	42,839	61,150	(30)
Professional (U.S.)	38,449	41,214	(7)
Kaplan corporate and other	3,205	2,302	39
Intersegment elimination	(1,267)	(748)	—
	$356,378	$372,454	(4)
Operating Income (Loss)
Kaplan international	$18,980	$24,285	(22)
Higher education	(2,020)	1,915	—
Test preparation	(12,676)	(454)	—
Professional (U.S.)	6,126	11,259	(46)
Kaplan corporate and other	(1,522)	(7,837)	81
Amortization of intangible assets	(4,201)	(3,567)	(18)
Intersegment elimination	5	(6)	—
	$4,692	$25,595	(82)
Kaplan International includes English-language programs, and postsecondary education and professional training businesses largely outside the United States. In July 2019, Kaplan acquired Heverald, the owner of ESL Education, Europe’s largest language-travel agency and Alpadia, a chain of German and French language schools and junior summer camps. Kaplan International revenue increased 7% for the first quarter of 2020. Excluding acquisitions, Kaplan International revenue increased 5% in the first quarter of 2020. On a constant currency basis, revenue increased 10% for the first quarter of 2020. The revenue increases were due to growth at UK Pathways, UK Professional and Australia, and from the Heverald acquisition, offset by a decline at Languages and Singapore. Kaplan International reported operating income of $19.0 million in the first quarter of 2020, compared to $24.3 million in the first quarter of 2019. The decline in operating results in the first quarter of 2020 is due to declines at

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Languages, UK Professional and Singapore, partially offset by improved results in Australia. Kaplan International Languages first quarter results were negatively impacted by COVID-19 travel restrictions and UK Professional results were negatively impacted by postponements of standardized exam dates.
The Higher Education division includes the results as a service provider to higher education institutions. In the first quarter of 2020, Higher Education revenue was down 11%, due primarily to a reduction in expenses incurred by Kaplan Higher Education as service provider to Purdue Global. In the first quarter of 2020, the Company did not record an additional fee with Purdue Global based on an assessment of its collectability under the TOSA. This resulted in a decline in Higher Education results for the first quarter of 2020, as the Company recorded a portion of the fee for Purdue Global for the first quarter of 2019. The Company will continue to assess the collectability of the fee with Purdue Global on a quarterly basis to make a determination as to whether to record all or part of the fee in the future and whether to make adjustments to fee amounts recognized in earlier periods. The first quarter 2020 operating loss at Higher Education also includes $2.0 million in lease restructuring costs.
Kaplan Test Preparation includes Kaplan’s standardized test preparation programs. KTP revenue decreased 30% for the first quarter of 2020 due to reduced demand for KTP’s retail comprehensive test preparation programs and product-life extensions related to the postponement of various standardized test dates due to the COVID-19 pandemic. Overall, product-life extensions resulted in $7.7 million in lower revenues recognized in the first quarter of 2020; substantially all of this amount will be recognized over the remainder of 2020. KTP operating results declined in the first quarter of 2020 due to these revenue declines.
Kaplan Professional (U.S.) includes the domestic professional and other continuing education businesses. Kaplan Professional (U.S.) revenue in the first quarter of 2020 declined 7% due to declines in CFA, real estate and accountancy programs, partly due to the postponement of certification exams. Kaplan Professional (U.S.) operating results declined in the first quarter of 2020, primarily due to the revenue declines, and increased spending for sales and marketing.
Kaplan corporate and other represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities. Overall, Kaplan corporate and other expenses declined in the first quarter of 2020 due to lower incentive compensation costs.
Television Broadcasting
Revenue at the television broadcasting division increased 7% to $115.4 million in the first quarter of 2020, from $108.2 million in the same period of 2019. The revenue increase is due to a $9.7 million increase in political advertising revenue and a $0.6 million increase in retransmission revenues. In the first quarter of 2020 and 2019, the television broadcasting division recorded $0.3 million and $1.8 million, respectively, in reductions to operating expenses related to property, plant and equipment gains due to new equipment received at no cost in connection with the spectrum repacking mandate of the FCC. Operating income for the first quarter of 2020 increased 1% to $35.8 million, from $35.5 million in the same period of 2019, due to increased revenues, offset by higher network fees and a reduction in property, plant and equipment gains.
The postponement of the 2020 summer Olympics and overall reduced advertising demand due to the COVID-19 pandemic are expected to negatively impact advertising revenue and the operating results at the television broadcasting division for the remainder of 2020.
Manufacturing
Manufacturing includes four businesses: Hoover, a supplier of pressure impregnated kiln-dried lumber and plywood products for fire retardant and preservative applications; Dekko, a manufacturer of electrical workspace solutions, architectural lighting and electrical components and assemblies; Joyce/Dayton, a manufacturer of screw jacks and other linear motion systems; and Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications.
Manufacturing revenues declined 1% in the first quarter of 2020 due primarily to a modest decline at Hoover from reduced demand and overall lower wood prices. Manufacturing operating income increased in the first quarter of 2020, due mostly to improved results at Hoover from reduced operating costs and gains on inventory sales in the first quarter of 2020.
In the second half of March 2020, certain of Joyce/Dayton, Dekko and Hoover’s manufacturing plants began operating at reduced levels due to lower product demand and other jurisdictional factors related to the COVID-19 pandemic. The manufacturing businesses are tightly managing expenses and developing cost reduction plans to mitigate lower product demand. Overall, this is expected to adversely impact manufacturing revenues and operating results for the remainder of 2020.

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Healthcare
The Graham Healthcare Group (GHG) provides home health and hospice services in three states. In December 2019, GHG acquired a 75% interest in CSI Pharmacy Holding Company, LLC (CSI), a Wake Village, TX-based company, which coordinates the prescriptions and nursing care for patients receiving in-home infusion treatments. Healthcare revenues increased 22% in the first three months of 2020, due to the CSI acquisition. The improvement in GHG operating results in the first quarter of 2020 is largely due to operating income from the CSI acquisition and improved results in hospice services, offset by a decline in home health services results.
In the second half of March 2020, GHG home health patient volumes declined, due primarily to the curtailment of elective procedures by health systems due to the COVID-19 pandemic. GHG expects lower revenues from reduced demand for home health and hospice services in the second and third quarters of 2020.
SocialCode
SocialCode is a provider of marketing solutions managing data, creative, media and marketplaces to accelerate client growth. SocialCode’s revenue decreased 11% in the first quarter of 2020 due to reduced marketing spending by advertising clients, particularly in March 2020 as a result of the recessionary environment from the COVID-19 pandemic. SocialCode reported operating losses of $3.8 million in the first quarter of 2020, compared to $4.0 million in the first quarter of 2019. SocialCode is in the process of developing and implementing cost reduction plans to mitigate the adverse impact of COVID-19 on advertising demand expected for the remainder of 2020.
Other Businesses
On July 31, 2019, the Company acquired Clyde’s Restaurant Group (CRG). CRG owns and operates thirteen restaurants and entertainment venues in the Washington, DC metropolitan area, including Old Ebbitt Grill and The Hamilton, two of the top twenty highest grossing independent restaurants in the United States. As a result of the COVID-19 pandemic, CRG temporarily closed all of its restaurants and venues in the second half of March 2020, maintaining limited operations for delivery and pickup, pursuant to government orders. CRG has temporarily laid off many of its employees and is uncertain as to the timing and other details regarding reopening. Given the uncertain and challenging operating environment for the restaurant industry, the Company completed a goodwill and other long-lived assets impairment review of CRG in the first quarter of 2020, resulting in a $9.7 million goodwill and intangible assets impairment charge. The pandemic is expected to adversely impact CRG revenues and operating results for the remainder of 2020.
On January 31, 2019, the Company acquired two automotive dealerships, Lexus of Rockville and Honda of Tysons Corner, from Sonic Automotive. The Company also announced it had entered into an agreement with Christopher J. Ourisman, a member of the Ourisman Automotive Group family of dealerships. In the fourth quarter of 2019, the Company and Mr. Ourisman commenced operations at a new Jeep automotive dealership, which began generating sales in January 2020 as Ourisman Jeep of Bethesda. Mr. Ourisman and his team of industry professionals operate and manage the dealerships. Graham Holdings Company holds a 90% stake in all three dealerships. As a result of the COVID-19 pandemic and the related recessionary conditions, the Company’s automotive dealerships have experienced significantly reduced demand for sales and service in March 2020. Given the uncertain and challenging operating environment for automotive dealerships, the Company completed a goodwill and other long-lived assets impairment review of its automotive dealerships in the first quarter of 2020, resulting in a $6.7 million intangible assets impairment charge. The pandemic is expected to adversely impact automotive dealership revenues and operating results for the remainder of 2020.
Revenues from other businesses increased due mostly to the CRG and automotive dealership acquisitions. CRG and the automotive dealerships incurred losses in the first quarter of 2020 due to the challenging operating conditions that began in March 2020 and the goodwill and other long-lived asset impairment charges.
Other businesses also includes Slate and Foreign Policy, which publish online and print magazines and websites; and three investment stage businesses, Megaphone, Pinna and CyberVista. Megaphone’s revenues increased significantly in the first quarter of 2020, as both advertising and platform sales experienced rapid growth during the period. Slate, Foreign Policy and Pinna also reported revenue increases in the first three months of 2020. Losses from each of these five businesses in the first three months of 2020 adversely affected operating results.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office and certain continuing obligations related to prior business dispositions. Corporate Office expenses declined in the first quarter of 2020 due primarily to lower incentive compensation costs.

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Equity in (Losses) Earnings of Affiliates
At March 31, 2020, the Company held an approximate 12% interest in Intersection Holdings, LLC, a company that provides digital marketing and advertising services and products for cities, transit systems, airports, and other public and private spaces. The Company also holds interests in a number of home health and hospice joint ventures, and several other affiliates. The Company recorded equity in losses of affiliates of $1.5 million for the first quarter of 2020, compared to earnings of $1.7 million for the first quarter of 2019. For the three months ended March 31, 2020, the Company recorded $3.6 million in write-downs in equity in earnings of affiliates related to two of its investments.
Net Interest Expense, Debt Extinguishment Costs and Related Balances
In connection with the auto dealership acquisition that closed on January 31, 2019, a subsidiary of the Company borrowed $30 million to finance a portion of the acquisition and entered into an interest rate swap to fix the interest rate on the debt at 4.7% per annum. The subsidiary is required to repay the loan over a 10-year period by making monthly installment payments. In connection with the CSI acquisition that closed in December 2019, a subsidiary of GHG borrowed $11.25 million to finance a portion of the acquisition. The debt bears interest at 4.35% per annum. The GHG subsidiary is required to repay the loan over a five-year period by making monthly installment payments.
The Company incurred net interest expense of $6.5 million for the first quarter of 2020 compared to $5.7 million for the first quarter of 2019.
At March 31, 2020, the Company had $508.9 million in borrowings outstanding at an average interest rate of 5.1% and cash, marketable equity securities and other investments of $653.0 million. The Company’s $300 million revolving credit facility was undrawn as of March 31, 2020 and remains undrawn as of May 5, 2020. In management’s opinion, the Company will have sufficient financial resources to meet its business requirements in the next twelve months, including working capital requirements, capital expenditures, interest payments and dividends.
Non-operating Pension and Postretirement Benefit Income, net
The Company recorded net non-operating pension and postretirement benefit income of $18.4 million for the first quarter of 2020 compared to $19.9 million for the first quarter of 2019.
(Loss) Gain on Marketable Equity Securities, net
Overall, the Company recognized $100.4 million in net losses on marketable equity securities in the first quarter of 2020, compared to $24.1 million in net gains on marketable equity securities in the first quarter of 2019.
Other Non-Operating Income
The Company recorded total other non-operating income, net, of $2.7 million for the first quarter of 2020, compared to $29.4 million for the first quarter of 2019. The 2020 amounts included $4.3 million in foreign currency gains and other items; partially offset by $2.6 million in impairments on cost method investments. The 2019 amounts included a $29.0 million gain on the sale of the Company’s interest in Gimlet Media and $0.5 million in foreign currency gains, offset by other items.
(Benefit from) Provision for Income Taxes
The Company’s effective tax rate for the first three months of 2020 was 57.3%, which is generally based on the Company’s estimated effective tax rate for fiscal year 2020. The Company’s estimated tax rate for 2020 includes the adverse impacts of the COVID-19 pandemic and losses on marketable equity securities on the Company’s estimated pre-tax income for 2020, resulting in a significantly higher overall estimated tax rate, as permanent differences and increased valuation allowances have a larger impact on the overall estimated effective tax rate.
The Company’s effective tax rate for the first three months of 2019 was 25.3%. In the first quarter of 2019, the Company recorded income tax benefits related to stock compensation of $1.7 million.
(Losses) Earnings Per Share
The calculation of diluted (losses) earnings per share for the first quarter of 2020 was based on 5,273,651 weighted average shares outstanding, compared to 5,326,448 for the first quarter of 2019. At March 31, 2020, there were 5,244,718 shares outstanding. On November 9, 2017, the Board of Directors authorized the Company to acquire up to 500,000 shares of its Class B common stock; the Company has remaining authorization for 186,344 shares as of March 31, 2020.

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Forward-Looking Statements
All public statements made by the Company and its representatives that are not statements of historical fact, including certain statements in this press release, in the Company’s Annual Report on Form 10-K and in the Company’s 2019 Annual Report to Stockholders, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the COVID-19 pandemic and its effects on the Company’s operations, financial results, liquidity and cash flows. Other forward-looking statements include comments about expectations related to acquisitions or dispositions or related business activities, including the TOSA, the Company’s business strategies and objectives, anticipated results of license renewal applications, the prospects for growth in the Company’s various business operations and the Company’s future financial performance. As with any projection or forecast, forward-looking statements are subject to various risks and uncertainties, including the risks and uncertainties described in Item 1A of the Company’s Annual Report on Form 10-K, that could cause actual results or events to differ materially from those anticipated in such statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by or on behalf of the Company. The Company assumes no obligation to update any forward-looking statement after the date on which such statement is made, even if new information subsequently becomes available.

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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31%
(in thousands, except per share amounts)	2020	2019	Change
Operating revenues	$732,257	$692,199	6
Operating expenses	676,902	625,613	8
Depreciation of property, plant and equipment	16,704	13,523	24
Amortization of intangible assets	14,165	13,060	8
Impairment of goodwill and intangible assets	16,401	—	—
Operating income	8,085	40,003	(80)
Equity in (losses) earnings of affiliates, net	(1,547)	1,679	—
Interest income	1,151	1,700	(32)
Interest expense	(7,678)	(7,425)	3
Non-operating pension and postretirement benefit income, net	18,403	19,928	(8)
(Loss) gain on marketable equity securities, net	(100,393)	24,066	—
Other income, net	2,688	29,351	(91)
(Loss) income before income taxes	(79,291)	109,302	—
(Benefit from) provision for income taxes	(45,400)	27,600	—
Net (loss) income	(33,891)	81,702	—
Net (income) loss attributable to noncontrolling interests	646	46	—
Net (Loss) Income Attributable to Graham Holdings Company Common Stockholders	$(33,245)	$81,748	—
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net (loss) income per common share	$(6.32)	$15.38	—
Basic average number of common shares outstanding	5,274	5,284
Diluted net (loss) income per common share	$(6.32)	$15.26	—
Diluted average number of common shares outstanding	5,274	5,326

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GRAHAM HOLDINGS COMPANY
BUSINESS DIVISION INFORMATION
(Unaudited)
	Three Months Ended
	March 31%
(in thousands)	2020	2019	Change
Operating Revenues
Education	$356,378	$372,454	(4)
Television broadcasting	115,448	108,223	7
Manufacturing	113,458	115,157	(1)
Healthcare	45,994	37,728	22
SocialCode	12,023	13,447	(11)
Other businesses	89,268	45,230	97
Corporate office	—	—	—
Intersegment elimination	(312)	(40)	—
	$732,257	$692,199	6
Operating Expenses
Education	$351,686	$346,859	1
Television broadcasting	79,672	72,683	10
Manufacturing	106,957	111,883	(4)
Healthcare	42,825	35,399	21
SocialCode	15,812	17,465	(9)
Other businesses	118,960	53,723	—
Corporate office	8,572	14,224	(40)
Intersegment elimination	(312)	(40)	—
	$724,172	$652,196	11
Operating Income (Loss)
Education	$4,692	$25,595	(82)
Television broadcasting	35,776	35,540	1
Manufacturing	6,501	3,274	99
Healthcare	3,169	2,329	36
SocialCode	(3,789)	(4,018)	6
Other businesses	(29,692)	(8,493)	—
Corporate office	(8,572)	(14,224)	40
	$8,085	$40,003	(80)
Depreciation
Education	$7,329	$6,201	18
Television broadcasting	3,343	3,239	3
Manufacturing	2,527	2,433	4
Healthcare	540	610	(11)
SocialCode	121	152	(20)
Other businesses	2,669	648	—
Corporate office	175	240	(27)
	$16,704	$13,523	24
Amortization of Intangible Assets and Impairment of Goodwill and Intangible Assets
Education	$4,201	$3,567	18
Television broadcasting	1,360	1,408	(3)
Manufacturing	7,137	6,530	9
Healthcare	1,310	1,398	(6)
SocialCode	157	157	—
Other businesses	16,401	—	—
Corporate office	—	—	—
	$30,566	$13,060	—
Pension Expense
Education	$2,585	$2,664	(3)
Television broadcasting	796	731	9
Manufacturing	394	25	—
Healthcare	159	183	(13)
SocialCode	237	248	(4)
Other businesses	226	201	12
Corporate office	1,386	1,169	19
	$5,783	$5,221	11

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GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended
	March 31%
(in thousands)	2020	2019	Change
Operating Revenues
Kaplan international	$199,615	$185,756	7
Higher education	73,537	82,780	(11)
Test preparation	42,839	61,150	(30)
Professional (U.S.)	38,449	41,214	(7)
Kaplan corporate and other	3,205	2,302	39
Intersegment elimination	(1,267)	(748)	—
	$356,378	$372,454	(4)
Operating Expenses
Kaplan international	$180,635	$161,471	12
Higher education	75,557	80,865	(7)
Test preparation	55,515	61,604	(10)
Professional (U.S.)	32,323	29,955	8
Kaplan corporate and other	4,727	10,139	(53)
Amortization of intangible assets	4,201	3,567	18
Intersegment elimination	(1,272)	(742)	—
	$351,686	$346,859	1
Operating Income (Loss)
Kaplan international	$18,980	$24,285	(22)
Higher education	(2,020)	1,915	—
Test preparation	(12,676)	(454)	—
Professional (U.S.)	6,126	11,259	(46)
Kaplan corporate and other	(1,522)	(7,837)	81
Amortization of intangible assets	(4,201)	(3,567)	(18)
Intersegment elimination	5	(6)	—
	$4,692	$25,595	(82)
Depreciation
Kaplan international	$4,578	$3,882	18
Higher education	723	597	21
Test preparation	826	805	3
Professional (U.S.)	1,113	865	29
Kaplan corporate and other	89	52	71
	$7,329	$6,201	18
Pension Expense
Kaplan international	$112	$117	(4)
Higher education	1,070	1,163	(8)
Test preparation	823	866	(5)
Professional (U.S.)	262	348	(25)
Kaplan corporate and other	318	170	87
	$2,585	$2,664	(3)

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NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding (Loss) income before income taxes, excluding certain items described below, reconciled to the most directly comparable GAAP measures. Management believes that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

▪	the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

▪	the ability to identify trends in the Company’s underlying business; and

▪	a better understanding of how management plans and measures the Company’s underlying business.
The Company has provided this non-GAAP information on a pre-income tax basis in order to facilitate a meaningful period-to-period comparison of income in light of the difference in applicable income tax rates for the first quarter of 2020 and the first quarter of 2019.
(Loss) income before income taxes, excluding certain items, should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis. The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended March 31
(in thousands)	2020	2019
(Loss) income before income taxes, as reported	$(79,291)	$109,302
Adjustments:
Goodwill and intangible asset impairment charge	16,401	—
Restructuring charges	2,069	—
Reduction to operating expenses in connection with the broadcast spectrum repacking	(291)	(1,788)
Net losses (gains) on marketable equity securities	100,393	(24,066)
Non-operating loss (gain), net, from impairments and write-ups of cost and equity method investments	6,131	(1,411)
Gain on sale of Gimlet Media	—	(28,994)
Foreign currency gain	(4,290)	(514)
Income before income taxes, adjusted (non-GAAP)	$41,122	$52,529

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